As filed with the Securities and Exchange Commission on June 10, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ONE LIBERTY PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	13-3147497
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303

GREAT NECK, NEW YORK 11021

(Address of Principal Executive Offices) (Zip Code)

ONE LIBERTY PROPERTIES, INC. 2022 INCENTIVE PLAN

(Full Title of the Plan)

S. Asher Gaffney, Esq.

Vice President, Counsel and Corporate Secretary

One Liberty Properties, Inc.

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

(Name and Address of Agent for Service)

516-466-3100

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by One Liberty Properties, Inc. (the “Company”, “Registrant”, “we”, “us” or “our”) relating to 750,000 shares of our common stock to be offered and sold under our 2022 Incentive Plan (the “Plan”).

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)	The documents constituting Part I of this Registration Statement will be sent or given to participants in our Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)	Upon written or oral request, we will provide to the participants in the Plan, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement and such documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, the other documents required to be delivered pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Asher Gaffney at the address and telephone number on the cover of this Registration Statement.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “SEC” or the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 11, 2022;

(b)	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A filed on April 21, 2022;

(c)	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed on May 6, 2022;

(d)	Our Current Reports on Form 8-K filed February 25, 2022 (as amended by a Current Report on Form 8-K/A filed on April 19, 2022), March 18, 2022 and June 9, 2022 (in each case solely to the extent filed and not furnished);

(e)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2021; and

(f)	The description of our common stock set forth in Exhibit 4.4 to the Annual Report as filed on March 11, 2022, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for the by S. Asher Gaffney, Vice President and Corporate Secretary of the Company. Mr. Gaffney is employed by us, is eligible to participate in the Plan and owns or has rights to acquire less than 0.2% of our outstanding common stock.

Item 6. Indemnification of Directors and Officers.

Indemnification

Under our Articles of Amendment and Restatement (the “Charter”), we would be required to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity; and

●	any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise, and only if he or she is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity.

The Charter allows us, with the approval of our board of directors, to indemnify our employees, as well as directors and officers of our predecessors, subject to the same limitations set forth in the immediately preceding paragraph.

Under the Maryland General Corporation Law (the “MGCL”) and the Charter, we must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property, or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit (i) by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or (ii) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

●	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Limitation of Liability

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Charter provides for the elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Insurance Coverage

Our directors and officers are covered by insurance policies maintained by us or on our behalf insuring against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

SEC’s Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached exhibit list.

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Document
5.1	Opinion of counsel with respect to the legality of the securities being registered.

10.1	One Liberty Properties, Inc.’s 2022 Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 9, 2022).

23.1	Consent of counsel (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

107.1	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on June 10, 2022.

ONE LIBERTY PROPERTIES, INC.

By:	/s/ Patrick J. Callan, Jr.
Patrick J. Callan, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Patrick J. Callan, Jr., David W. Kalish and Mark H. Lundy, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on June 10, 2022 by the following persons in the capacities indicated.

Signature	Title

/s/ Matthew J. Gould	Chairman of the Board of Directors
Matthew J. Gould

/s/ Patrick J. Callan, Jr.	Director, Chief Executive Officer and President
Patrick J. Callan, Jr.	(principal executive officer)

/s/ Fredric H. Gould	Vice Chairman of the Board of Directors
Fredric H. Gould

/s/ Charles Biederman	Director
Charles Biederman

/s/ Edward Gellert	Director
Edward Gellert

/s/ Jeffrey A. Gould	Director
Jeffrey A. Gould

/s/ J. Robert Lovejoy	Director
J. Robert Lovejoy

/s/ Leor Siri	Director
Leor Siri

/s/ Karen A. Till	Director
Karen A. Till

/s/ David W. Kalish	Senior Vice President and Chief Financial Officer
David W. Kalish	(principal financial officer)

/s/ Karen Dunleavy	Senior Vice President — Financial
Karen Dunleavy	(principal accounting officer)